Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Fourth Quarter and 2008 Results

•	Sufficient liquidity on hand for next several years

•	Sabine Pass receiving terminal remaining construction on track

HOUSTON – (BUSINESS WIRE) – February 27, 2009 – Cheniere Energy, Inc. (NYSE Alternext US: LNG) reported a net loss of $106.8 million, or $2.23 per share (basic and diluted), for the fourth quarter of 2008 compared with a net loss of $52.6 million, or $1.14 per share (basic and diluted), during the corresponding period in 2007. Results are reported on a consolidated basis with Cheniere Energy Partners, L.P. (NYSE Alternext US: CQP) as Cheniere Energy, Inc. holds a 90.6% ownership interest.

For the year ended December 31, 2008, Cheniere reported a loss of $356.5 million, or $7.53 per share (basic and diluted) compared to a net loss of $181.8 million, or $3.60 per share (basic and diluted), for the comparable period 2007. The 2008 net loss includes $78.7 million of restructuring costs associated with a corporate downsizing that occurred in the second quarter and a $10.7 million loss associated with the early extinguishment of debt. Excluding these items, the net loss would have been $267.1 million, or $5.64 per share (basic and diluted). This compares to a net loss of $181.8 million in 2007.

For the year ended December 31, 2008, LNG receiving terminal and pipeline development expenses decreased to $10.6 million in 2008 compared to $34.6 million in 2007 and LNG receiving terminal and pipeline operating expenses increased to $14.5 million in 2008 as the first phases of the Sabine Pass terminal and Creole Trail pipelines were completed and placed into service. Depreciation expense increased to $24.3 million in 2008 from $6.4 million in 2007 due to the placement of the assets into service. Interest expense increased due to a higher average debt balance outstanding during 2008 compared to 2007. Interest income decreased to $20.3 million in 2008 compared to $82.6 million in 2007 due to a lower average outstanding cash balance year over year primarily driven by the reduction in the restricted cash accounts as payments were made to complete construction of the assets and interest rates were lower year over year.

Cash and Cash Equivalents

Unrestricted cash and cash equivalents at December 31, 2008 were $102.2 million of which all was held by Cheniere Energy, Inc.

Restricted cash and cash equivalents and treasury securities at December 31, 2008 were $460.9 million of which $394.8 million was held at Cheniere Energy Partners (Cheniere Partners) and $66.1 million was held at Cheniere Energy. Restricted cash held by Cheniere Partners includes approximately $82.4 million in a permanent debt service account and $13.7 million for one month of interest as required in the Sabine Pass LNG senior notes indentures, $32.8 million available for distributions to Cheniere Partners’ common unit holders and general partner and $265.9 million for construction, working capital and general purposes.

The majority of the restricted cash held by Cheniere Energy includes the reserve account for payments under Cheniere Marketing LLC’s TUA with the Sabine Pass LNG receiving terminal. This reserve account was established in August 2008 with an initial amount of $135.0 million. During the year ended December 31, 2008, Cheniere Marketing made payments to Sabine Pass LNG of $77.7 million for the fourth quarter capacity payments of $15.0 million and first quarter 2009 capacity payments of $62.7 million.

During 2008, Cheniere took several steps aimed at strengthening its liquidity and reducing overhead and operating expenses. These steps will allow the company to continue focusing on monetizing the 2 Bcf/d regasification capacity held by its subsidiary Cheniere Marketing LLC at the Sabine Pass receiving terminal. The company’s strategy remains to develop a portfolio of long-term, short-term and spot LNG purchase agreements and/or additional terminal use agreements. A summary of events are highlighted below.

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In April, Cheniere Energy implemented a cost savings program that resulted in the downsizing of its domestic marketing operations as well as some reduction in corporate personnel. These reductions significantly reduced annual ongoing expenses for Cheniere.

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In August, Cheniere Energy increased cash on hand by entering into a $250 million senior secured term loan, the proceeds being used to pay down a $95 million bridge loan, fund a $135 million reserve account for Cheniere Marketing to make its TUA payments to Sabine Pass and for general working capital purposes. This TUA reserve requirement will be reduced to approximately $63 million by the third quarter of 2009, at which time the cash will be available for general working capital purposes at Cheniere Energy.

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In September, Sabine Pass LNG issued senior secured notes of $183.5 million pursuant to the existing indenture of its 2016 senior notes. Proceeds will be primarily used for completing the remaining construction for the second phase of the Sabine Pass receiving terminal and for general purposes.

2009 Outlook

Construction on the first phases of the Sabine Pass receiving terminal and related Creole Trail pipeline are complete and the second phase of the Sabine Pass terminal is expected to be complete by the third quarter of 2009. Cheniere Marketing’s TUA became effective in October 2008 and the TUAs for Total and Chevron become effective during April and July 2009, respectively.

In summary, Cheniere estimates that it has sufficient liquidity, primarily due to cash on hand, to fund operations and pursue its strategy for the next several years. At the parent level, Cheniere has unrestricted cash of approximately $102 million at year end 2008 and expects an additional approximately $100 million to be released from restricted cash during 2009.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.

Selected Financial Information

(in thousands) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$652	$638	$7,144	$647
Operating costs and expenses
LNG receiving terminal and pipeline development expenses	(248)	8,300	10,556	34,656
LNG receiving terminal and pipeline operating expenses	9,942	—	14,522	—
Exploration costs	30	84	128	1,116
Oil and gas production costs	75	107	398	358

Impairment of fixed assets	—	—	—	18
Depreciation, depletion and amortization	11,510	1,870	24,346	6,393
Restructuring charges	(147)	—	78,704	—
General and administrative expenses	42,702	36,946	122,678	122,046

Total operating costs and expenses	63,864	47,307	251,332	164,587

Loss from operations	(63,212)	(46,669)	(244,188)	(163,940)

Loss on Early Extinguishment of Debt	24	—	(10,691)	—
Derivative gain	2,328	—	4,652	—
Interest expense	(52,596)	(24,172)	(130,648)	(104,557)
Interest income	2,396	15,680	20,337	82,635
Other income (expense)	193	1,291	(4,710)	660
Income tax provision	—	—	—	—
Minority interest	4,083	1,222	8,777	3,425

Net loss	$(106,784)	$(52,648)	$(356,471)	$(181,777)

Net loss per common share—basic and diluted	$(2.23)	$(1.14)	$(7.53)	$(3.60)

Weighted average number of common shares outstanding—basic and diluted	47,856	46,274	47,365	50,537

	December 31, 2008	December 31, 2007

Cash and Cash Equivalents	$102,192	$296,530
Restricted Cash and Cash Equivalents	301,550	228,085
Other Current Assets	12,850	75,997
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities	159,312	542,148
Property, Plant and Equipment, Net	2,170,158	1,645,112
Debt Issuance Costs, Net	57,676	44,005
Goodwill	76,844	76,844
Other Assets	41,488	53,578

Total Assets	$2,922,070	$2,962,299

Current Liabilities	$66,133	$173,101
Long-Term Debt, including related party	3,164,727	2,757,000
Deferred Revenue	37,500	40,000
Other Liabilities	8,141	8,637
Minority Interest	250,162	285,675
Stockholders’ (Deficit) Equity	(604,593)	(302,114)

Total Liabilities and Stockholders’ (Deficit) Equity	$2,922,070	$2,962,299

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

CONTACTS:

Investors: Christina Cavarretta, 713-375-5100

Media: Diane Haggard, 713-375-5259

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